SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

[RULE 13D-101]

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(a) AND

AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2(a)

(Amendment No. 28)*

Loral Space & Communications Inc.

(Name of Issuer)

Common Stock, Par Value $.01 Per Share

(Title of Class of Securities)

543881106

(CUSIP Number)

Janet Yeung MHR Fund Management LLC 1345 Avenue of the Americas, 42nd Floor New York, New York 10105 (212) 262-0005

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 30, 2020

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

Continued on following pages

(Page 1 of 22 Pages)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 543881106	13D	Page 2 of 22 Pages

1	NAMES OF REPORTING PERSONS MHR CAPITAL PARTNERS MASTER ACCOUNT II HOLDINGS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,115,347
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,115,347
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,115,347(1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	In addition, Master Account II Holdings may be deemed the beneficial owner of 1,089,120 shares of Non-Voting Common Stock held for its own account.

CUSIP No. 543881106	13D	Page 3 of 22 Pages

1	NAMES OF REPORTING PERSONS MHR CAPITAL PARTNERS MASTER ACCOUNT II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Marshall Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,115,347
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,115,347
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,115,347(1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	In addition, Master Account II may be deemed the beneficial owner of 1,089,120 shares of Non-Voting Common Stock held for the account of Master Account II Holdings.

CUSIP No. 543881106	13D	Page 4 of 22 Pages

1	NAMES OF REPORTING PERSONS MHR ADVISORS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS): AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,304,368
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,304,368
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,304,368(1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	In addition, Advisors may be deemed the beneficial owner of 1,215,042 shares of Non-Voting Common Stock held for the accounts of Master Account II Holdings and Capital Partners (100).

CUSIP No. 543881106	13D	Page 5 of 22 Pages

1	NAMES OF REPORTING PERSONS MHR INSTITUTIONAL PARTNERS LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,123,874
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,123,874
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,123,874
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 543881106	13D	Page 6 of 22 Pages

1	NAMES OF REPORTING PERSONS MHR INSTITUTIONAL ADVISORS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,634,891
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,634,891
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,634,891
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 543881106	13D	Page 7 of 22 Pages

1	NAMES OF REPORTING PERSONS MHR INSTITUTIONAL PARTNERS IIA LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,418,660
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,418,660
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,418,660(1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	In addition, Institutional Partners IIA may be deemed the beneficial owner of 1,360,934 shares of Non-Voting Common Stock held for its own account.

CUSIP No. 543881106	13D	Page 8 of 22 Pages

1	NAMES OF REPORTING PERSONS MHR INSTITUTIONAL ADVISORS II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,378,693
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 3,378,693
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,378,693(1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 15.8%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)

In addition, Institutional Advisors II may be deemed the beneficial owner of 1,901,134 shares of Non-Voting Common Stock held for the accounts of Institutional Partners II and Institutional Partners IIA.

CUSIP No. 543881106	13D	Page 9 of 22 Pages

1	NAMES OF REPORTING PERSONS MHR INSTITUTIONAL PARTNERS III LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,211,467
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,211,467
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,211,467(1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	In addition, Institutional Partners III may be deemed the beneficial owner of 6,389,497 shares of Non-Voting Common Stock held for its own account.

CUSIP No. 543881106	13D	Page 10 of 22 Pages

1	NAMES OF REPORTING PERSONS MHR INSTITUTIONAL ADVISORS III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,211,467
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,211,467
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,211,467(1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	In addition, Institutional Advisors III may be deemed the beneficial owner of 6,389,497 shares of Non-Voting Common Stock held for the account of Institutional Partners III.

CUSIP No. 543881106	13D	Page 11 of 22 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MHRC LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,304,368
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,304,368
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,304,368(1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.1%
14	TYPE OF REPORTING PERSON* OO
(1)	In addition, MHRC may be deemed the beneficial owner of all of the shares of Non-Voting Common Stock beneficially owned by Advisors by virtue of its position as the managing member of Advisors.

CUSIP No. 543881106	13D	Page 12 of 22 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MHRC I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,634,891
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,634,891
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,634,891
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.3%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 543881106	13D	Page 13 of 22 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MHRC II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,378,693
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 3,378,693
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,378,693(1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 15.8%
14	TYPE OF REPORTING PERSON* OO
(1)

In addition, MHRC II may be deemed the beneficial owner of all of the shares of Non-Voting Common Stock beneficially owned by Institutional Advisors II by virtue of its position as the managing member of Institutional Advisors II.

CUSIP No. 543881106	13D	Page 14 of 22 Pages

1	NAMES OF REPORTING PERSONS MHR FUND MANAGEMENT LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 8,529,419
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 8,529,419
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,529,419(1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.8%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)

In addition, Fund Management may be deemed the beneficial owner of 9,505,673 shares of Non-Voting Common Stock by virtue of Fund Management’s investment management agreement with Master Account II, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III.

CUSIP No. 543881106	13D	Page 15 of 22 Pages

1	NAMES OF REPORTING PERSONS MHR HOLDINGS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 8,529,419
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 8,529,419
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,529,419(1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.8%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	In addition, MHR Holdings may be deemed the beneficial owner of 9,505,673 shares of Non-Voting Common Stock by virtue of its position as the managing member of Fund Management.

CUSIP No. 543881106	13D	Page 16 of 28 Pages

1	NAMES OF REPORTING PERSONS MARK H. RACHESKY, M.D.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 8,544,419
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 8,544,419
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,544,419(1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN; HC
(1)

In addition, Dr. Rachesky may be deemed the beneficial owner of 9,505,673 shares of Non-Voting Common Stock by virtue of Dr. Rachesky’s position as the managing member of each of MHRC, MHRC II, Institutional Advisors III and MHR Holdings.

Page 18 of 22 Pages

This statement on Schedule 13D (this “Statement”) amends and supplements, as Amendment No. 28, the Schedule 13D filed on November 30, 2005 (the “Original Schedule 13D”), which was amended on October 19, 2006 by Amendment No. 1 to the Original Schedule 13D (“Amendment No. 1”), on October 30, 2006 by Amendment No. 2 to the Original Schedule 13D (“Amendment No. 2”), on February 28, 2007 by Amendment No. 3 to the Original Schedule 13D (“Amendment No. 3”), on March 23, 2007 by Amendment No. 4 to the Original Schedule 13D (“Amendment No. 4”), on August 9, 2007 by Amendment No. 5 to the Original Schedule 13D (“Amendment No. 5”), on August 31, 2007 by Amendment No. 6 to the Original Schedule 13D (“Amendment No. 6”), on November 2, 2007 by Amendment No. 7 to the Original Schedule 13D (“Amendment No. 7”), on July 17, 2008 by Amendment No. 8 to the Original Schedule 13D (“Amendment No. 8”), on October 22, 2008 by Amendment No. 9 to the Original Schedule 13D (“Amendment No. 9”), on November 12, 2008 by Amendment No. 10 to the Original Schedule 13D (“Amendment No. 10”), on November 24, 2008 by Amendment No. 11 to the Original Schedule 13D (“Amendment No. 11”), on December 4, 2008 by Amendment No. 12 to the Original Schedule 13D (“Amendment No. 12”), on December 5, 2008 by Amendment No. 13 to the Original Schedule 13D (“Amendment No. 13”), on December 8, 2008 by Amendment No. 14 to the Original Schedule 13D (“Amendment No. 14”), on December 24, 2008 by Amendment No. 15 to the Original Schedule 13D (“Amendment No. 15”), on March 20, 2009 by Amendment No. 16 to the Original Schedule 13D (“Amendment No. 16”), on July 2, 2009 by Amendment No. 17 to the Original Schedule 13D (“Amendment No. 17”), on March 17, 2011 by Amendment No. 18 to the Original Schedule 13D (“Amendment No. 18”), on November 13, 2012 by Amendment No. 19 to the Original Schedule 13D (“Amendment No. 19”), on January 10, 2013 by Amendment No. 20 to the Original Schedule 13D (“Amendment No. 20”), on January 30, 2015 by Amendment No. 21 to the Original Schedule 13D (“Amendment No. 21”), on March 9, 2015 by Amendment No. 22 to the Original Schedule 13D (“Amendment No. 22”), on May 15, 2015 by Amendment No. 23 to the Original Schedule 13D (“Amendment No. 23”), on September 4, 2015 by Amendment No. 24 to the Original Schedule 13D (“Amendment No. 24”), on March 7, 2016 by Amendment No. 25 to the Original Schedule 13D (“Amendment No. 25”), on March 10, 2016 by Amendment No. 26 to the Original Schedule 13D (“Amendment No. 26”) and on March 11, 2016 by Amendment No. 27 to the Original Schedule 13D (“Amendment No. 27” and, together with Amendment No. 1 through Amendment No. 26 and the Original Schedule 13D, the “Schedule 13D”) and relates to common stock, par value $0.01 per share (the “Common Stock”), of Loral Space & Communications Inc. (the “Issuer”).

Except as otherwise provided, capitalized terms used in this Statement but not defined herein shall have the respective meanings given to such terms in Amendment No. 27.

Page 19 of 22 Pages

Item 4. Purpose of the Transaction.

Item 4 is hereby amended to add the following:

On April 30, 2020, the Issuer issued a press release announcing the declaration of a special dividend and that the Issuer was in advanced discussions with its Canadian co-owner in Telesat, Public Sector Pension Investment Board (“PSP”), regarding the combination of the Issuer and Telesat into one public company. In connection with this press release, Dr. Rachesky, the Chairman of the Board of the Issuer, said that he “was pleased that the discussions with PSP regarding the strategic transaction that we have been pursuing have reached an advanced stage…”.

Notwithstanding the advanced state of the discussions regarding the potential combination transaction, there can be no assurance as to whether or when the Issuer will be able to conclude the ongoing negotiations, whether and on what terms the Reporting Persons will support the terms of any agreements that provide for a strategic transaction, that the Issuer will enter into any agreement that provides for a strategic transaction involving Telesat or the Issuer’s interest therein, that any strategic transaction will occur, or that any particular economic, tax, structural or other objectives or benefits with respect to any strategic transaction will be achieved.

The press release is attached to this Statement as Exhibit 99.1 hereto, and incorporated by reference in response to this Item 4.

Item 7. Materials to be Filed as Exhibits

Exhibit No.	Description

99.1	Issuer Press Release, dated April 30, 2020

Page 20 of 22 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Date: May 5, 2020	MHR CAPITAL PARTNERS MASTER ACCOUNT II HOLDINGS LLC

	By:	MHR Advisors LLC, the General Partner of its Sole Member

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR CAPITAL PARTNERS MASTER ACCOUNT II LP

	By:	MHR Advisors LLC, its General Partner

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR ADVISORS LLC

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR INSTITUTIONAL PARTNERS LP

	By:	MHR Institutional Advisors LLC, its General Partner

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR INSTITUTIONAL ADVISORS LLC

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR INSTITUTIONAL PARTNERS IIA LP

	By:	MHR Institutional Advisors II LLC, its General Partner

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR INSTITUTIONAL ADVISORS II LLC

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR INSTITUTIONAL PARTNERS III LP

	By:	MHR Institutional Advisors III LLC, its General Partner

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR INSTITUTIONAL ADVISORS III LLC

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

Page 21 of 22 Pages

MHRC LLC

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

MHRC I LLC

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

MHRC II LLC

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

MHR FUND MANAGEMENT LLC

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

MHR HOLDINGS LLC

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

MARK H. RACHESKY, M.D.

By:	/s/ Janet Yeung, Attorney in Fact

Page 22 of 22 Pages

Exhibit Index

Exhibit No.	Description

99.1	Issuer Press Release, dated April 30, 2020